As filed with the Securities and Exchange Commission on February 7, 2023

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RA MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	38-3661826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1670 Highway 160 West, Suite 205

Fort Mill, SC 29708

(Address of Principal Executive Offices) (Zip Code)

Stock Options Granted under the

Catheter Precision, Inc. Amended and Restated 2009 Equity Incentive Plan

and

Notice of Non-Plan Stock Option Award and Stock Option Award Terms

(Full title of the plan)

Jonathan Will McGuire

Chief Executive Officer

Ra Medical Systems Inc.

1670 Highway 160 West, Suite 205

Fort Mill, SC 29708

(973) 691-2000

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

B. Joseph Alley, Jr., Esq.

Arnall Golden Gregory LLP

171 17th Street NW, Suite 2100

Atlanta, Georgia 30363

(404) 873-8500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐  Accelerated filer ☐

Non-accelerated filer ☒  Smaller reporting company ☒

  Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to the holders of stock options to purchase up to 753,699 shares of Ra Medical Systems, Inc. common stock granted under the Catheter Precision, Inc. Amended and Restated 2009 Equity Incentive Plan (the “Plan”) and a Notice of Non-Plan Stock Option Award and Stock Option Award Terms that have been assumed by Ra Medical Systems, Inc. in connection with its acquisition by merger of Catheter Precision, Inc., and that are covered by this Registration Statement, as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II

Item 3.Incorporation of Documents by Reference.

The following documents filed with the SEC by Ra Medical Systems, Inc. (the “Registrant” or the “Company”) are hereby incorporated by reference herein:

a)our Annual Report on Form 10-K (excluding Item 15) for the year ended December 31, 2021, filed with the SEC on March 24, 2022;

b)our Annual Report on Form 10-K/A for the year ended December 31, 2021, filed with the SEC on July 13, 2022;

c)the information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021, from our Definitive Proxy Statement related to our 2022 Annual Meeting of Stockholders, filed with the SEC on April 21, 2022;

d)our Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, filed with the SEC on May 16, 2022; for the quarterly period ended June 30, 2022, filed with the SEC on August 15, 2022; and for the quarterly period ended September 30, 2022, filed with the SEC on November 14, 2022;

e)our Current Reports on Form 8-K and amendments thereto filed with the SEC on January 24, 2022, February 9, 2022, April 20, 2022, May 16, 2022 (excluding information furnished thereunder), June 6, 2022, July 8, 2022 (excluding information furnished thereunder), July 18, 2022, July 22, 2022, as amended on September 2, 2022, August 12, 2022, August 17, 2022, September 2, 2022, September 12, 2022, September 20, 2022, September 27, 2022, September 29, 2022, October 4, 2022, October 17, 2022, October 20, 2022, November 3, 2022, November 29, 2022, December 2, 2022, December 15, 2022, and January 13, 2023, as amended January 19, 2023; and

f)our Definitive Proxy Statement related to our September 20, 2022 Special Meeting of Stockholders, filed with the SEC on August 29, 2022;

g)our revised Preliminary Proxy Statement filed with the SEC on November 4, 2022; and

h)the description of our common stock contained in our Registration Statement on Form 8-A that we filed with the SEC on December 17, 2020, including any amendment or report filed for the purpose of updating such description.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the filing of this Registration Statement on Form S‑8 (and prior to the filing of any post‑effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which de-registers all securities remaining unsold), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such reports and documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, in any subsequently filed supplement to this Registration Statement or any document that is also incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that eliminate the personal liability of our directors and executive officers for monetary damages for breach of their fiduciary duties as directors or officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person made a party to an action by reason of the fact that he or she was a director, executive officer, employee or agent of the corporation or is or was serving at the request of a corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of an action by or in right of the corporation, no indemnification may generally be made in respect of any claim as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws will provide that:

We shall indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of us and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law.

We are required to advance expenses, as incurred, to its directors and officers in connection with defending a proceeding, except that such director or officer shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

We will not be obligated pursuant to the amended and restated bylaws to indemnify a person with respect to proceedings initiated by that person, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification.

The rights conferred in the amended and restated certificate of incorporation and amended and restated bylaws are not exclusive, and we are authorized to enter into indemnification agreements with its directors, officers, employees, and agents and to obtain insurance to indemnify such persons.

We may not retroactively amend the bylaw provisions to reduce our indemnification obligations to directors, officers, employees, and agents.

We have entered into indemnification agreements with our directors and executive officers that provide the maximum indemnity allowed to directors and executive officers by Section 145 of the Delaware General Corporation Law and also to provide for certain additional procedural protections, in addition to the indemnification provided for in our amended and restated certificate of incorporation and bylaws.  We also intend to enter into indemnification agreements with any new directors and executive officers in the future.

We have purchased and currently intend to maintain insurance on behalf of each and any person who is or was a director or officer of us against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Reference is made to Item 9(c) for our undertakings with respect to indemnification for liabilities arising under the Securities Act.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.Exhibits.

Exhibit No.	Description

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality

23.1	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.1)

23.2*	Consent of Haskell & White LLP

23.3*	Consent of Deloitte & Touche LLP

23.4*	Consent of WithumSmith+Brown, PC

24	Power of Attorney (included on signature page)

99.1*	Catheter Precision, Inc. Amended and Restated 2009 Equity Incentive Plan
99.2*	Catheter Precision, Inc. Notice of Non-Plan Stock Option Award Agreement and Stock Option Award Terms

107*	Filing Fee Table
__________________

* Filed herewith.

Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes as follows:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carlsbad, State of California, on February 2, 2023.

RA MEDICAL SYSTEMS, INC.

By:/s/ Jonathan Will McGuire
Jonathan Will McGuire
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.  Each person whose signature appears below hereby constitutes and appoints Jonathan Will McGuire and David A. Jenkins, and each of them individually, as such person’s true and lawful attorney‑in‑fact and agent with full power of substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign and to file with the Securities and Exchange Commission, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, granting unto said attorneys‑in‑fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys‑in‑fact and agents, or any substitute therefor, may lawfully do or cause to be done by virtue thereof.

SIGNATURE	TITLE	DATE
/s/ Jonathan Will McGuire Jonathan Will McGuire	Director and Chief Executive Officer (Principal Executive Officer)	February 2, 2023
/s/ Brian Conn Brian Conn	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	February 3, 2023
/s/ David A. Jenkins David A. Jenkins	Executive Chairman of the Board of Directors	February 6, 2023
/s/ James J. Caruso James J. Caruso	Director	February 6, 2023
/s/ Martin Colombatto Martin Colombatto	Director	February 2, 2023
/s/ Susanne Meline Susanne Meline	Director	February 6, 2023

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Arnall Golden Gregory LLP regarding legality.

23.1	Consent of Arnall Golden Gregory LLP (included in Exhibit 5.1).

23.2*	Consent of Haskell & White LLP.

23.3*	Consent of Deloitte & Touche LLP.
23.4*	Consent of WithumSmith+Brown, PC.

24	Power of Attorney (included on signature page).

99.1*	Catheter Precision, Inc. Amended and Restated 2009 Equity Incentive Plan.
99.2*	Catheter Precision, Inc. Notice of Non-Plan Stock Option Award Agreement and Stock Option Award Terms.

107*	Filing Fee Table.
__________________

* Filed herewith.